Exhibit 23
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May 3, 2001


Minnesota Mining and
   Manufacturing Company
3M Center
St. Paul, Minnesota 55144-1000

                 Re: Minnesota Mining and Manufacturing Company
                           Medium-Term Notes, Series C
                           ---------------------------

In connection with the Prospectus Supplement dated May 3, 2001 (the "Prospectus Supplement") to the Prospectus dated January 12, 2001, of Minnesota Mining and Manufacturing Company, a Delaware corporation (the "Company"), relating to the offer of up to $1,400,000,000 aggregate principal amount of the Company's Medium-Term Notes, Series C, I hereby consent to the use of my name and confirm to you my opinion as set forth under "United States Taxation" in the Prospectus Supplement.

Very truly yours,

/s/ John J. Donovan III
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John J. Donovan III
Tax Counsel